Exhibit 10.12(j)
EXECUTION VERSION
EMPLOYMENT AGREEMENT
December 19, 2006
This Agreement (“Agreement”), effective as of December 19, 2006 (the “Effective Date”), by and between DAVID A. LUPTAK, currently residing at 14 Blackburn Road, Sewickley, PA 15143, and WHEELING-PITTSBURGH CORPORATION, a corporation organized under the laws of the State of Delaware (the “Company”).
In consideration of the covenants and conditions herein contained and other good and valuable consideration, receipt of which is hereby acknowledged by each party, the parties hereby agree as follows:
1. EMPLOYMENT.
The Company shall employ the Executive commencing on the Effective Date, and the Executive hereby accepts such employment, all upon the terms and conditions set forth herein.
2. DUTIES AND AUTHORITY.
Executive shall serve as the Executive Vice President, General Counsel and Secretary for both the Company and Wheeling-Pittsburgh Steel Corporation (“WPSC”), with those authorities, duties and responsibilities customary to that position and such other authorities, duties and responsibilities as the Board of Directors of the Company (the “Board”) may reasonably assign the Executive from time to time. The Executive shall use his best efforts, including the highest standards of professional competence and integrity, and shall devote substantially all of his business time and effort, in and to his employment hereunder, and shall not engage in any other business activity which would conflict with the rendition of his services hereunder, except that the Executive may hold directorships or related positions in charitable, educational or not-for-profit organizations, or directorships in business organizations if approved by the Board, and make passive investments, which do not unreasonably interfere with the Executive’s day-to-day acquittal of his responsibilities to the Company.
3. TERM.
     (a) GENERAL. This Agreement shall have effect as of the Effective Date, and shall remain in effect until November 30, 2007 subject to earlier termination under Section 3(b) or Section 5 or extension as described below. The period from the Effective Date until this Agreement shall have expired in accordance with this Section or been terminated in accordance with Section 5 is hereafter referred to as “the term hereof” or “the term of this Agreement.” The term hereof shall be extended automatically for an additional year as of December 1, 2007 and as of each subsequent annual anniversary of such date (each such extension date is referred to herein as a “Renewal Date”) unless at least one hundred twenty (120) days prior to any such Renewal Date either party shall have given notice to the other party that the term of this Agreement shall not be so extended.
     (b) EFFECT OF POSSIBLE MERGERS. The Company has entered into a Merger Agreement dated October 24, 2006 with Companhia Siderurgica Nacional (CSN). In addition, a merger with Esmark Incorporated has been proposed. Notwithstanding the foregoing, if either

EXECUTION VERSION
of these proposed mergers is consummated, the Agreement will terminate 30 days after completion of the merger.
     (c) SURVIVAL OF CERTAIN PROVISIONS. Notwithstanding anything else herein contained, the provisions of Sections 4 through 7 hereof shall survive the termination of this Agreement and of the Executive’s employment hereunder.
4. COMPENSATION.
In return for his services hereunder, the Executive shall be entitled to (i) the Salary as specified below, (ii) bonuses, to the extent provided below, (iii) long-term incentive, and (iv) certain fringe benefits, to the extent provided below.
     (a) SALARY. Starting with the Effective Date, the Company shall pay the Executive, in accordance with the Company’s customary payroll practices for executives, salary at an annual rate of $300,000, subject to annual review and upward adjustment at the determination of the Compensation Committee of the Board (as so adjusted, the Executive’s “Salary”).
     (b) BONUS. For the period from the Effective Date until December 31, 2007, the Executive will not be eligible to receive a bonus. In subsequent years, at the discretion of the Compensation Committee, the Executive may participate in the Company’s existing short-term incentive plan for executives, as the same may be amended from time to time by the Board. The Board may also award other bonuses from time to time in its discretion.
     (c) LONG-TERM INCENTIVES. Within 30 days of the Effective Date, the Company shall make an initial equity grant to the Executive as stated below. In all subsequent years, the Executive shall be awarded such equity incentive awards as the Board or the Compensation Committee shall determine from time to time in their discretion. The terms of the initial equity grant shall be as stated below with additional terms consistent with Company practices:
     Number of restricted shares: 23,000
     Vesting schedule for restricted shares: Vest 1/3 on each of the first three anniversaries of the Effective Date.
     Executive may be eligible to participate in other long-term incentive plans and programs as the Board or the Compensation Committee may deem appropriate from time to time.
     (d) FRINGE BENEFITS. The Executive will be eligible for and entitled to participate in other benefits maintained by the Company for its senior executive officers, as such benefits may be modified from time to time for all such employees, such as its medical, dental, 401(k), accident, disability, and life insurance benefits, on a basis not less favorable than that applicable to other executives of the Company. Any such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan, exercised in accordance with applicable law. The Executive will also be entitled to the following:
          (i) Subject to the Company’s standard policies, four (4) weeks of vacation per calendar year (or any longer period as shall be provided under the Company’s general vacation policies), without reduction in Salary, to be taken at such times and intervals as shall

EXECUTION VERSION
be determined by the Executive subject to the reasonable business needs of the Company and to Company policies as in effect from time.
          (ii) Appropriate office space, administrative support, e.g., secretarial assistance, and such other facilities and services as are suitable to the Executive’s position and adequate for the performance of the Executive’s duties.
          (iii) Payment or reimbursement of the cost, not covered by health insurance, of one comprehensive physical examination during each year during the term of this Agreement.
Executive acknowledges that he will have no right to cash compensation in lieu of any of the specific foregoing fringe benefits except with respect to vacation pay, and then only to the extent, if any, allowed by the Company’s vacation pay policies as in effect from time to time.
     (e) EXPENSES. The Executive will be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis not less favorable than that applicable to other executives of the Company, including, without limitation, telephone, travel and entertainment expenses incurred by the Executive in connection with the business of the Company, subject to such reasonable substantiation and documentation as may be specified by the Company.
     (f) INDEMNIFICATION. The Company shall, and the Company shall use its best efforts to cause any subsidiaries or affiliates it may now or hereafter have to, indemnify the Executive to the maximum extent permitted by law and regulation in connection with any liability, expense or damage which the Executive incurs as a result of the Executive’s employment and positions with the Company and its current or future subsidiaries as contemplated by this Agreement, provided that the Executive shall not be indemnified with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the Company and its subsidiaries. The Company, on behalf of itself and its current and future subsidiaries, hereby confirms that the occupancy of all offices and positions which in the future are or were occupied or held by the Executive in connection with his employment under this Agreement have been so occupied or held at the request of and for the benefit of the Company and its subsidiaries for purposes of the Executive’s entitlement to indemnification under applicable provisions of the respective articles of organization and/or other similar documents of the Company and its subsidiaries.
Expenses incurred by the Executive in defending a claim, action, suit, investigation or proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by the Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified hereunder. The foregoing rights are not exclusive and shall not limit any rights accruing to the Executive under any other agreement or contract or under applicable law.
     (g) PARACHUTE PAYMENT TAXES. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit under this Agreement or any other agreement or arrangement of the Company received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (all such payments and benefits, the “Total Payments”) is determined to be subject (in whole or part) to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties

EXECUTION VERSION
imposed with respect to such excise tax, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including without limitation any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount equal to the Excise Tax (and, for the avoidance of doubt, the amount of the Total Payments). All determinations required to be made under this Section 4(g), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s accountants or such other certified public accounting firm reasonably acceptable to the Company as may be designated by the Executive which shall provide detailed supporting calculations both to the Company and the Executive.
5. TERMINATION OF EMPLOYMENT AND EFFECTS THEREOF.
     (a) TERMINATION. This Agreement and the Executive’s employment under this Agreement may be terminated only in the following circumstances. On any termination in accordance with this Section, the Executive (or in the event of his death, his estate) shall be entitled to his then Salary earned but unpaid through the end of the month in which termination (including death) occurred. The Company shall have only such further obligations to the Executive (or in the event of his death, his estate), if any, as are specified below under the applicable termination provision.
          (i) UPON DEATH. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate.
          (ii) AS A RESULT OF DISABILITY. In the event that the Executive becomes disabled during the term hereof within the meaning of the Company’s then applicable long-term disability plan, the Company may terminate the Executive’s employment without further obligation upon notice to the Executive. In the event of such disability, the Executive will continue to receive his base salary and benefits under Section 4 hereof until the earlier of his death or the date the Executive becomes eligible for disability income under the Company’s then applicable long-term disability plan or workers’ compensation insurance plan.
          (iii) BY THE COMPANY FOR CAUSE. The Company may terminate the Executive’s employment for Cause (as defined in subsection (b) below) at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause.
          (iv) BY THE COMPANY OTHER THAN FOR CAUSE. The Company may terminate Executive’s employment other than for Cause upon thirty (30) days notice to the Executive (or at its option immediately with thirty (30) days continued compensation, including then Salary and benefits, in lieu of such notice). In the event of such termination, Executive (or in the event of his death following termination, his estate) shall be entitled only to the additional amounts described in subparagraph (A) below and the continuation of health insurance benefits described in subparagraph (B) below:
          (A) Salary and Pro Rata Bonus Payment. If the Executive’s employment is terminated by the Company without Cause, the Executive shall be entitled to a payment equal to (x) one (1) times his annual Salary at the highest annualized rate in effect during the one year immediately preceding the date of the date of termination, payable in a single lump sum within thirty (30) days of termination, plus (y) a pro rata bonus, in an amount determined under the

EXECUTION VERSION
terms of the applicable Company bonus plan, (but not less than 100% of the Executive’s annual Salary for the first year of this Agreement), payable at the same time as executive bonuses are paid generally under the applicable Company bonus plan, but in no event later than March 15 of the year following the year in which the termination occurs.
          (B) Health Care Continuation. If at his termination of employment by the Company without Cause the Executive is eligible to and timely elects continued health coverage under Sections 601-607 of ERISA (“COBRA Continuation”) then, for the period of such COBRA Continuation, the Company shall also pay that share of the premium cost of Executive’s COBRA Continuation (and that of his eligible dependents also electing COBRA Continuation) in the Company’s group health plan as it pays for active employees of the Company and their dependents generally.
          (C) Effect of Change of Control. In the event the Company terminates the Executive’s employment other than for Cause within one (1) year following a Change of Control (as defined in subparagraph (b) below), the Executive shall be entitled to receive an amount equal to the greater of (i) or (ii):
          (i) Two (2) times his annual Salary at the highest annualized rate in effect during the one year immediately preceding the date of the Change of Control, payable in a single lump sum within thirty (30) days of termination, in lieu of the amount described in subparagraph (A) above, COBRA Continuation under subparagraph (B) above (but in this event, for a maximum of eighteen (18) months), two (2) times his target bonus (which shall be 100% of the Executive’s annual Salary if the Change of Control occurs during the first year of this Agreement), and all equity incentive awards will be fully vested (including the award pursuant to Section 4(c)); or
          (ii)The amount payable under the following schedule.

Change of Control Date	Amount Payable
Within one (1) year of Effective Date	$4,000,000
After one (1) year but less than two (2) years of Effective Date	$2,000,000
After two (2) years but less than three (3) years of Effective Date	$1,000,000
After three (3) years of Effective Date	$0
          For purposes of comparing the amounts payable under (i) and (ii), the value of the vesting of equity awards in (i) shall be the fair market value of any restricted stock that is vested and the difference between the current fair market value of the Company’s stock and the exercise price of any option that is vested.
          Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Company is terminated other than for Cause prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control then for all purposes of this Agreement the date of the Change in Control shall mean the date immediately prior to the date of such termination.
          (v) BY THE EXECUTIVE. Executive may terminate his employment and this Agreement for any or no reason whatsoever at any time. Except as provided in subparagraph

EXECUTION VERSION
(B), the Executive shall give at least sixty (60) days’ advance notice of any such termination.
          (A) Good Reason. In the event the Executive gives such notice for and within sixty (60) days of having Good Reason, on the effective date of his resignation he shall be entitled to receive an amount equal to one (1) times his annual Salary at the highest annualized rate in effect during the one year immediately preceding the date of the date of termination, payable in a single lump sum within thirty (30) days of termination, COBRA Continuation under subparagraph (B) of paragraph (iv) above and a pro rata bonus under subparagraph (A) of paragraph (iv) above.
          (B) Effect of Change of Control. In the event that at any time within one (1) year following a Change of Control the Executive gives notice to terminate employment for Good Reason (with such notice given within sixty (60) days of having Good Reason), he shall receive the greater of the benefits provided under Section 5(a)(iv)(C) (i) or (ii) above. Anything in this Agreement to the contrary notwithstanding, if the circumstances constituting Good Reason occur prior to the date on which a Change of Control occurs, and it is reasonably demonstrated that such circumstances (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control then for all purposes of this Agreement the date of the Change in Control shall mean the date immediately prior to the occurrence of such circumstances.
          (C) Resignation without Good Reason. In the event the Executive resigns other than in the circumstances described in subparagraphs (A) and (B) above, he shall not be entitled to any additional Salary or COBRA Continuation or pro rata bonus. The Company may at its sole option waive the requirement of advance notice and decline to accept the Executive’s service for any period following its receipt of notice, but in that event, Executive shall be entitled to continued compensation in accordance with Section 4 for the entirety of the otherwise applicable notice period (and will be deemed to be an employee for such period) as well as Salary and COBRA Continuation and pro rata bonus in accordance with this paragraph if applicable.
          (vi) EXPIRATION. In the event that the Company or the Executive gives a Termination Notice under Section 3(a), then upon the expiration of the term of this Agreement, if the Executive is then employed, the Executive shall be entitled to receive an amount equal to (x) one (1) times his annual Salary at the highest annualized rate in effect during the one year immediately preceding the date of termination, plus (y) a pro rata bonus under subparagraph (A) of paragraph (iv) above, payable in a single lump sum within thirty (30) days of the expiration of the term of this Agreement, and COBRA Continuation under subparagraph (B) of paragraph (iv) above. The Salary benefit provided by this paragraph (vi) shall be reduced (but not below zero) by the amount of any other cash severance benefit to which the Executive may then be entitled under any general severance plan or policy of the Company.
     (b) DEFINITIONS. For these purposes:
          (i) “Cause” means the Executive has: (A) been convicted of, or has pled guilty or nolo contendere to any felony, or any misdemeanor involving moral turpitude under the laws of the United States or any state or political subdivisions thereof; (B) committed a breach of

EXECUTION VERSION
duty of loyalty which is materially detrimental to the Company; (C) materially violated any provision of Section 6 of this Agreement; (D) failed to perform or adhere to explicitly stated duties or guidelines of employment or to follow the directives of the Board (which are not unlawful to perform or to adhere to or follow and which are within the scope of Executive’s duties) following a written warning that if such failure continues it will be deemed a basis for a “For Cause” dismissal; or (E) acted with gross negligence or willful misconduct in the performance of the Executive’s duties. No act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company. Following a Change of Control, subsection (D) above shall be deleted from this definition of “Cause.”
          (ii) “Change of Control” means the occurrence of any of the following: (A) a merger or consolidation of the Company or WPSC with or into another person or the sale, transfer, or other disposition of all or substantially all of the Company’s or WPSC’s assets to one or more other persons in a single transaction or series of related transactions, unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquirer’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company immediately prior to that transaction; (B) any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time), other than the Company, WPSC or an affiliate, directly or indirectly acquires beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or (C) over a period of 36 consecutive months or less from the Effective Date there is a change in the composition of the Board such that a majority of the members of the Board (rounded up to the next whole number, if a fraction) ceases to be composed of individuals who either (1) have been members of the Board continuously since the beginning of the 36-month period referred to above or (2) have been elected or nominated for election as Board members during such period by at least a majority of the members Board described in the preceding clause (1) who were still in office at the time that election or nomination was approved by the Board, provided, however, that a Change of Control shall be deemed to have occurred in any event if, by reason of one or more actual or threatened proxy contests for the election of directors or otherwise, a majority of the Board shall consist of individuals, other than directors referred to in clause (1) above, whose election as members of the Board occur within such 36-month period at the request or on behalf of the same person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time). Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if the merger of the Company with Companhia Siderurgica Nacional (CSN) contemplated in the Merger Agreement dated October 24, 2006 is consummated or a change-of-control transaction (including a merger) of the Company with Esmark Incorporated is consummated.
          (iii) “Good Reason”
          (A) Prior to a Change of Control, Good Reason means (1) the assignment to the Executive of any duties inconsistent with the Executive’s status as a senior executive officer of the Company or a meaningful alteration, adverse to the Executive, in the nature or status of the Executive’s responsibilities (other than reporting responsibilities); (2) permanent relocation of his

EXECUTION VERSION
principal place of employment to a location more than seventy-five miles distant from his principal place of employment as of the Effective Date; (3) a reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company; (4) the failure by the Company to continue in effect any compensation plan in which the Executive participates which is material to the Executive’s total compensation, or the failure by the Company to continue the Executive’s participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants; or (5) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, life insurance, medical, health and accident, or disability plans at any time subsequent to the Effective Date, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at any time subsequent to the Effective Date. Notwithstanding the foregoing, the events described in (4) and (5) above shall not constitute “Good Reason” where they are the direct result of the elimination or modification of benefit plans or arrangements by the Company with respect to employees generally.
          (B) Within One Year following a Change of Control, Good Reason means (1) the assignment to the Executive of any duties inconsistent with the Executive’s status as an Executive Vice President, General Counsel and Secretary of the Company (including status, offices, titles and reporting requirements) or a meaningful alteration, adverse to the Executive, in the nature or status of the Executive’s responsibilities or authority which renders such position to be of less responsibility or scope, including his ceasing to be the general counsel and corporate secretary of a company whose stock is publicly traded; (2) permanent relocation of his principal place of employment to a location more than seventy-five miles distant from his principal place of employment as of the Effective Date; (3) a reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company; (4) the failure by the Company to continue in effect any compensation plan in which the Executive participates which is material to the Executive’s total compensation, or the failure by the Company to continue the Executive’s participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants; or (5) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, life insurance, medical, health and accident, or disability plans at any time subsequent to the Effective Date, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at any time subsequent to the Effective Date. Notwithstanding the foregoing, the events described in (4) and (5) above shall not constitute “Good Reason” where they are the direct result of the elimination or modification of benefit plans or arrangements by the Company with respect to employees generally.
     (c) CESSATION OF AUTHORITY ON TERMINATION. Immediately upon the Executive terminating or being terminated from his position with the Company for any reason or no reason, the Executive will stop serving the functions of the terminated or expired position, or any other positions with any affiliate, and shall be without any of the authority of or responsible for any position. On request of the Board, at any time following his termination of employment

EXECUTION VERSION
for any reason or no reason, the Executive shall resign from the Board if then a member and the board of directors of any subsidiary of the Company of which he is then a member.
     (d) NO OBLIGATION TO MITIGATE. Executive shall not be required to seek other employment or income to reduce any amounts payable to the Executive by the Company under this Section. Further, the amount of any payment or benefit provided for by this Section shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
     (e) RELEASE OF CLAIMS. Notwithstanding the foregoing, the Executive shall not be entitled to any payments under this Section unless within twenty-one (21) days following his termination he shall have executed and delivered to the Company a general release of claims in the form attached hereto as Exhibit A.
     (f) SECTION 409A. Notwithstanding the foregoing provisions of this Agreement to the contrary, if the Company determines that any amounts to be paid to the Executive under this Agreement are subject to Section 409A of the Code, then the Company shall in good faith adjust the form and the timing of such payments as it reasonably determines to be necessary or advisable to be in compliance with Section 409A. If such a payment must be delayed to comply with Section 409A, then the deferred payments shall be paid at the earliest practicable date permitted by Section 409A.
6. PROVISIONS RELATING TO EXECUTIVE CONDUCT AND TERMINATION OF EMPLOYMENT
     (a) CONFIDENTIALITY. The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all information which is known only to the Executive or the Company, other employees or others in a confidential relationship with the Company and any persons controlling, controlled by or under common control with the Company (each, an “Affiliate”) and their respective employees, officers and partners), and relating to the Company’ or any Affiliate’s business (including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets), as such information may exist from time to time, which the Executive acquired or obtained by virtue of work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive agrees that at all times during his employment and thereafter (including periods after the term of this Agreement), he will keep and maintain all Confidential Information and all of the affairs of the Company and its Affiliates confidential, and will not, except (1) as necessary for the performance of his responsibilities hereunder or (2) as required by judicial process and after three days prior notice to the Company unless required earlier by a court order or a legal requirement, disclose to any person for any reason or purpose whatsoever, directly or indirectly, all or any part of the Confidential Information of the Company and its Affiliates. The Executive is not bound by the restrictions in this paragraph with respect to any information that becomes public other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder or is disclosed without an obligation of confidentiality. The Executive can disclose all information to his personal advisors subject to becoming liable for any violation by them of Executive’s confidentiality obligations.

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     (b) RETURN OF MATERIALS. The Executive agrees that on the termination of his employment, however such termination may occur, the Executive will promptly return to the Company all materials and other property from time to time held by the Executive and proprietary to the Company including without limitation any documents incorporating, reflecting or reproducing in whole or in part any Confidential Information, credit cards, and the like.
     (c) NON-SOLICITATION AND NON-COMPETE. The Executive agrees that,
          (i) except as agreed to by the board of directors, during the term hereof, he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other capacity whatsoever, engage in any outside activity, whether or not competitive with the business of the Company, that could foreseeably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company;
          (ii) during the term hereof and for twelve (12) months after the term, he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other capacity whatsoever, solicit, hire or attempt to hire, or assist others in soliciting, hiring or attempting to hire, any individual employed by the Company at any time while the Executive was also so employed, or encourage any such individual to terminate his or her relationship with the Company ; provided, however, that nothing in this Section 6(c) shall be deemed to prohibit Executive from: (i) making general solicitations of employment published in newspapers, trade journals or other publications of general circulation; or (ii) employing individuals who have terminated their employment with the Company;
          (iii) during the term hereof and for twelve (12) months after the term, he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other capacity whatsoever, engage in or undertake any planning for any activity which is competitive with the business of the Company, as conducted or under consideration at any time during his employment by the Company; and
          (iv) for purposes of this section, after the termination of Executive’s employment pursuant to this Agreement, Executive’s subsequent employment or other affiliation with Esmark Incorporated (including its successors or assigns, as well as its affiliation with one or more steel production facilities at any time) shall not be prohibited and shall not constitute activity which is competitive with the business.
     (d) INJUNCTIVE RELIEF. The Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6. The Executive agrees and consents that injunctive relief may be sought in any state or federal court of record in the Commonwealth of Pennsylvania, or in the state and county in which a violation may occur or in any other court having jurisdiction, at the election of the Company; to the extent that the Company seeks a temporary restraining order (but not a preliminary or permanent injunction), the Executive agrees that a temporary restraining order may be obtained ex parte. The Executive agrees and submits to personal jurisdiction before each and every court designated above for that purpose.

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     (e) BLUE-PENCILLING. The parties consider the covenants and restrictions contained in this Section 6 to be reasonable. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction shall be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.
     (f) NONINTERFERENCE. In the event of any dispute under this Agreement or otherwise relating to the Executive’s relationship with the Company, any Affiliate of the Company, or their respective principals or management, whether or not during the term of this Agreement, the Executive agrees not to bring any legal proceeding or take any legal action to seek to enjoin or otherwise impede the purchase, sale, financing, refinancing, development, establishment or operation of any business venture or entity in which any of such persons or entities has any interest.
7. MISCELLANEOUS.
     (a) FREEDOM TO CONTRACT. The Executive represents that he is free to enter into this Agreement and carry out his obligations hereunder without any conflict with any prior agreements, and that he has not made and will not make any agreement in conflict with this Agreement.
     (b) ENTIRE AGREEMENT. This Agreement represents the entire and only understanding between the parties on the subject matter hereof and supersedes any other agreements or understandings between them on such subject matter.
     (c) SPECIFIC ENFORCEMENT. The parties acknowledge and agree that the Executive’s breach of the provisions of Sections 6 and 7 of this Agreement may cause irreparable harm to the Company, that the remedy of damages will not be adequate for the enforcement of such provisions, and that such provisions may be enforced by equitable relief, including injunctive relief, which relief shall be cumulative and in addition to any other relief to which the Company may be entitled.
     (d) BINDING EFFECT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties. Without the express written consent of the other party, neither the Company nor the Executive may assign any duties or right or interest hereunder or right to receive any money hereunder and any such assignment shall be void; provided, however, that without the Executive’s consent the Company may assign its rights and obligations hereunder in their entirety to any successor to all or substantially all of its business, whether affected by merger or otherwise. The preceding sentence, however, shall not prevent the transfer of any right or interest to receive any money hereunder by the Executive by way of testamentary disposition or intestate succession. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition or property or stock, liquidation or otherwise) to all or a significant portion of the assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed by a successor, this Agreement shall continue to be binding upon the Company and any successor and assign shall be deemed the “Company” for

EXECUTION VERSION
purposes of this Agreement.
     (e) SEVERABILITY. In the event any provision of this Agreement shall be determined in any circumstances to be invalid or unenforceable, such determination shall not affect or impair any other provision of this Agreement or the enforcement of such provision in other appropriate circumstances.
     (f) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 7(f):
If to the Company, to:
Wheeling-Pittsburgh Corporation
1134 Market Street
Wheeling, WV 26003
Attention: Chief Executive Officer
Telecopy: 304-234-2690
with a copy to the Company’s President at the same address.
If to the Executive, at his last residence shown on the records of the Company.
Any such notice shall be deemed to have been received (i) if delivered personally, when received, (ii) if sent by overnight courier, when sent, (iii) if mailed, two (2) days after being mailed as described above and (iv) in the case of facsimile transmission, when confirmed by facsimile machine report.
     (g) ARBITRATION OF CLAIMS. The parties hereto agree that except as provided in Section 7(c) above any dispute hereunder, or otherwise relating to the Executive’s relationship with the Company, whether or not arising during the term of this Agreement, shall be resolved by submission to final and binding arbitration held in Pittsburgh, Pennsylvania or as otherwise mutually agreed under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then existing, and judgment on any arbitration award may be entered in any court of competent jurisdiction. Any cause of action or matter in dispute is hereby waived unless arbitration proceedings are initiated by the complaining party within one (1) year from the later of the accrual of the cause of action or the date on which the cause of action should reasonably have been discovered. The Executive and the Company agree any such arbitrator shall not be empowered to amend or modify this Agreement or any other relevant agreement in any respect and further agree that the arbitrator shall not have the jurisdiction to award punitive damages and shall be without the authority to award relief other than monetary damages. Executive and the Company understand and agree that the Company shall bear the arbitrator’s fee and any other type of expense or cost that Executive would not be required to bear if Executive were free to bring the dispute or claim in court as well as any other expense or cost that is unique to arbitration. Except as provided in Section 7(i) below, Executive and the Company shall each pay their own attorneys’ fees incurred in connection with an arbitration, and the arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue

EXECUTION VERSION
in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by applicable law. If there is a dispute as to whether Executive or the Company is the prevailing party, the arbitrator will decide this issue. Any cause of action or matter in dispute is hereby waived unless arbitration proceedings are initiated by the complaining party within one (1) year from the later of the accrual of the cause of action or the date on which the cause of action should reasonably have been discovered.
     (h) JURY & PUNITIVE DAMAGES WAIVER. EACH PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS THAT HE OR IT MAY HAVE TO HAVE ANY DISPUTE (WHETHER OR NOT ARISING DURING THE TERM OF THIS AGREEMENT) HEREUNDER OR OTHERWISE RELATING TO THE EXECUTIVE’S RELATIONSHIP WITH THE EMPLOYER OR ANY AFFILIATE TRIED BEFORE OR DETERMINED BY A JURY OR TO CLAIM OR RECOVER PUNITIVE DAMAGES.
     (i) REIMBURSEMENT OF LEGAL FEES. In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with the enforcement of any or all of his rights under Agreement, and provided that the Executive substantially prevails in the enforcement of such rights, the Company shall pay (or the Executive shall be entitled to recover from the Company, as the case may be) the Executive’s reasonable attorneys’ fees and costs and expenses in connection with the enforcement of his rights, including the enforcement of any arbitration award, up to $50,000 in the aggregate.
     (j) AMENDMENT. This Agreement may be modified only by an instrument in writing executed by the parties hereto.
     (k) INTERPRETATIVE MATTERS; COUNTERPARTS. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Except as provided in Section 7(g), no delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.
     (l) GOVERNING LAW. This Agreement is to be governed and construed according to the internal substantive laws of the Commonwealth of Pennsylvania.
     (m) CONFLICTS. To the extent that this Agreement conflicts with any provision, in any handbook, policy manual, rule or regulation, the provisions of this Agreement shall take precedent.
     (n) CONSULTATION WITH COUNSEL. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the

EXECUTION VERSION
Company has made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.
     (o) WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable tax withholding required under federal, state or local law.
     (p) REGISTRATION RIGHTS. If any Company common stock issued to the Executive under this Agreement is not registered under the Securities Act of 1933, at the request of the Executive, the Company shall file with the Securities and Exchange Commission a registration statement on the applicable form, relating to the resale by the Executive of all of the common stock, and the Company shall use its commercially reasonable best efforts to cause such registration statement to be declared effective.
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EXECUTION VERSION
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

WHEELING-PITTSBURGH CORPORATION

By:	/s/ James P. Bouchard

EXECUTIVE:

/s/ David A. Luptak

David A. Luptak

EXECUTION VERSION
EXHIBIT A
RELEASE OF CLAIMS
In exchange for the severance pay and other benefits set forth in my 2006 Employment Agreement with Wheeling-Pittsburgh Corporation (the “Company”) effective as of December 1, 2006 (as amended through the date hereof, the “Employment Agreement”), I forever give up, waive and release any and all claims, charges, complaints, grievances or promises of any and every kind I may have up to the date of this Release against the Company, Wheeling-Pittsburgh Steel Corporation (“WPSC”), and other affiliates and its and their directors, officers and employees, and related persons, including, without limitation, my rights under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act, the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”) and other federal and state statutes prohibiting discrimination on the basis of age, sex, race, color, handicap, religion and national origin and any common law claims, including without limitation, claims for defamation, intentional infliction of emotional distress, intentional interference with contract, negligent infliction of emotional distress, personal injury, breach of contract, unpaid wages or compensation, or claims for unreimbursed expenses. This release shall not extend to any claim to amounts due me in accordance with the terms of my Employment Agreement after termination of my employment or to claims to indemnity I may have under the terms of my Employment Agreement, applicable law, or the Company’s or WPSC’s articles of organization or bylaws for having served as a director, officer or employee of the Company, WPSC or any affiliate. I acknowledge that I have been advised of my right to consult an attorney before I sign this Release and that I have twenty-one (21) days to consider whether to sign this Release. If the Release is not received by the Company at the end of the twenty-one (21) day period, it will be considered expired and withdrawn and the Company’s severance obligations under my Employment Agreement void. If I execute this Release prior to the end of the twenty-one (21) day period that has been provided for me to consider it, I agree and acknowledge that the prior execution was a knowing and voluntary waiver of my right to consider this Release for a full twenty-one (21) days, and was due to my conclusion that I had ample time in which to consider and understand this Release, and in which to review this Release with my counsel.
Nothing in this Release shall be construed to affect the Equal Employment Opportunity Commission’s (“Commission”) independent right and responsibility to enforce the law. I understand, however, that, while this Release does not affect my right to file a charge or participate in an investigation or proceeding conducted by the Commission, it does bar any claim I might have to receive monetary damages in connection with any Commission proceeding concerning matters covered by this Release.
I understand I have the right to revoke this Release within seven (7) days of signing it. I understand that to revoke this Release, I must notice the Company in writing in accordance with the notice procedures set forth in my Employment Agreement.

     Executive
Dated: